Exhibit 3.2

(OFFICE TRANSLATION OF THE ARTICLES ISSUED IN FRENCH)

QUEBEC

CERTIFICATE OF AMENDMENT

Business Corporations Act

I hereby attest that the business corporation

CASCADES INC.

has amended its Articles on July 27, 2011 at 0:00 min, under the Business Corporations Act, as indicated in the Articles of Amendment attached hereto.

Filed with the registry on August 1st, 2011 under the

Quebec business number 1141741828

/s/ Registrar of Companies

Registrar

of Companies

QUEBEC

CASCADES INC.

NEQ : 1141741741828

Acknowledgement

The Application has been successfully transmitted on July 27, 2011 at 11:56 a.m.

The reference number is 020200002221026

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Identification of the Company

Name of the Company	CASCADES INC.

Quebec Company Number (NEQ)	1141741828

Authorized Share Capital

No change to the description of the share capital

Restrictions on the transfer of titles or shares and other provisions

See attached document

Restrictions on its activities

No change to the description of its activities

Effective date and hour of the Articles

Effective date	July 27, 2011

Effective hour	0:00 a.m.

The other provisions of the corporation are amended by the addition of the two(2) following provisions:

5. The annual meetings of the shareholders may be held at a place outside of the Province of Quebec.

6. The directors may appoint one or more additional directors to hold office for a term expiring not later than the close of the next annual shareholders meeting, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual shareholders meeting.